PROSPECTUS SUPPLEMENT                                               Exhibit 99.2
(To Prospectus dated _________)

                                    ONYX LOGO

                                 $-------------
                      ONYX ACCEPTANCE GRANTOR TRUST 1999-__

            ___% AUTO LOAN PASS-THROUGH CERTIFICATES, SERIES 1999-__

                     ONYX ACCEPTANCE FINANCIAL CORPORATION,

                                     Seller

                          ONYX ACCEPTANCE CORPORATION,

                                    Servicer

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-6 IN THIS PROSPECTUS SUPPLEMENT AND PAGE 7 IN THE ACCOMPANYING PROSPECTUS.

The Certificates represent undivided fractional interests in the trust. The Certificates do not represent interests in or obligations of Onyx Acceptance Corporation or any of its affiliates.


                            Price to         Underwriting      Proceeds to the
                            Public(1)           Discount         Seller(1)(2)
                            ---------           --------         ------------
Per Certificate.......
Total.................

(1) Plus accrued interest, if any, calculated from the Closing Date.
(2) Before deducting expenses payable by the Seller estimated to be $_______.

                                   ----------

Interest and principal on the Certificates will be payable on the 15th day of each month. If the 15th day of a month is not a business day, then the payment will be made on the next business day. The first payment will be due on
____________.

[Insurer] will unconditionally and irrevocably guarantee, to the extent described in this Prospectus Supplement, the timely payment of interest and the ultimate payment of principal on the Certificates.

                                 [INSURER LOGO]

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We expect that delivery of the Certificates will be made in book-entry form only through the facilities of The Depository Trust Company and Cedelbank and the Euroclear System against payment in immediately available funds on or about
______________.


                                   ----------

                                 [UNDERWRITERS]

             The date of this Prospectus Supplement is __________.

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

           Information about the Certificates is contained in two separate documents that progressively provide more detail: (a) the accompanying Prospectus, which provides general information, some of which may not apply to the Certificates; and (b) this Prospectus Supplement, which describes the specific terms of the Certificates. IF THE TERMS OF THE CERTIFICATES VARY BETWEEN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

           You should rely only on the information contained in this Prospectus Supplement and the accompanying Prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. The information in this Prospectus Supplement is accurate only as of the date of this Prospectus Supplement, and the information in the Prospectus is accurate only as of the date of the Prospectus.

           In this Prospectus Supplement and the accompanying Prospectus, we include cross references to sections in these materials where you can find further related discussions. The Tables of Contents on the back cover of this document identify the pages where these sections are located.

           We have defined and used certain capitalized terms in this Prospectus Supplement and the Prospectus to assist you in understanding the terms of the Securities and this offering. You can find a listing of the pages where capitalized terms used in this Prospectus Supplement are defined under the caption "Index of Terms" beginning on page S-___ in this Prospectus Supplement and under the caption "Index of Terms" beginning on page ___ of the Prospectus.

           In this Prospectus Supplement, the terms "Trust", "Issuer", "we", "us" and "our" refer to Onyx Acceptance Grantor Trust 1999-__. The Seller's principal offices are located at 27051 Towne Centre Drive, Suite 200, Foothill Ranch, California 92610, and its phone number is (949) 465-3500.

                           REPORTS TO SECURITYHOLDERS

           Unless definitive securities are issued (which will occur under the limited circumstances described in this Prospectus Supplement and in the Prospectus), the Servicer will send unaudited monthly and annual reports concerning the Trust to the Trustee to be delivered to Cede & Co. as the nominee of The Depository Trust Company and the registered holder of the Securities. See "Certain Information Regarding the Securities -- Statements to Securityholders" in the Prospectus. Such reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. The Depository Trust Company will supply such reports to you in accordance with its procedures. See "Description of the Securities -- Book-Entry Registration" in the Prospectus. None of the Seller, the Servicer, or [Insurer] intends to send any of its financial reports to you.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           In addition to the documents described in the Prospectus under "Incorporation of Certain Documents by Reference," the consolidated financial statements of [Insurer] included in, or as exhibits to, the following documents which have been filed with the Securities and Exchange Commission by [Insurer], are hereby incorporated by reference in this Prospectus Supplement:

            (a) Annual Report on Form 10-K for the year ended December 31, 199__; and

            (b)   Quarterly Report on Form 10-Q for the period ended
                  ________________.

           All financial statements of [Insurer] included in documents filed by [Insurer] pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing of such documents.

                                SUMMARY OF TERMS

           The following summary is a short, concise description of the main terms of the Securities. For this reason, the summary does not contain all of the information that may be important to you. You will find a detailed description of the terms of the Notes and Certificates following this summary and in the Prospectus.

ISSUER..............................  Onyx Acceptance Grantor Trust 1999-__. The
                                      Trust will be established pursuant to a
                                      pooling and servicing agreement, among the Seller, the Servicer and the Trustee. The pooling and servicing is referred to in this Prospectus Supplement as the "AGREEMENT".

SELLER..............................  Onyx Acceptance Financial Corporation, a
                                      wholly-owned, limited purpose subsidiary of Onyx Acceptance Corporation.

SERVICER............................  Onyx Acceptance Corporation ("ONYX").

TRUSTEE.............................  ____________________.

CLOSING DATE........................  ____________________.

THE CERTIFICATES....................  The Trust will issue the Certificates, as described on the cover page, pursuant to the Agreement. The Certificates will represent fractional undivided interests in the Trust.

TRUST PROPERTY......................  The Trust's assets will include:

                                      -   a pool of fixed rate motor vehicle
                                          retail installment sales contracts and
                                          installment loan agreements (the
                                          "CONTRACTS"), each of which was
                                          purchased from the Seller, and each of
                                          which is secured by a new or used
                                          automobile, light-duty truck or van;

                                      -   certain documents relating to the
                                          Contracts;

                                      -   certain monies received with respect
                                          to the Contracts on or after the
                                          Cut-Off Date for such Contracts;


                                      -   security interests in the financed
                                          vehicles and the rights to receive
                                          proceeds from claims on certain
                                          insurance policies covering the
                                          financed vehicles or the individual
                                          obligors under each related Contract;

                                      -   all amounts on deposit in specified
                                          accounts (excluding any investment
                                          income credited to the Collection
                                          Account, which will be paid to the
                                          Servicer);

                                      -   the right of the Seller to cause Onyx
                                          to repurchase certain Contracts under
                                          specified circumstances; and

                                      -   all proceeds of the foregoing.

                                      See "The Trust" in this Prospectus
                                      Supplement and "The Trusts" in the
                                      Prospectus.

CONTRACTS...........................  The Trust's main source of funds for making payments on the Securities will be collections on the Contracts. The Trust will acquire certain Contracts with a total principal balance of $___________ as of _____________________. Such Contracts
                                      are referred to in this Prospectus
                                      Supplement as the "INITIAL

                                      CONTRACTS" and _____________________ is
                                      referred to as the "INITIAL CUT-OFF DATE".

                                      The Trust will acquire certain additional
                                      Contracts that have been or will be
                                      originated or purchased after the Initial
                                      Cut-Off Date but before
                                      _____________________. Such Contracts are
                                      referred to in this Prospectus Supplement as the "SUBSEQUENT CONTRACTS" and _____________________ is referred to as the "FINAL CUT-OFF DATE".

                                      The Trust will acquire the Contracts from the Seller pursuant to the Agreement.

                                      The term "CUT-OFF DATE" as used in this
                                      Prospectus Supplement refers to the
                                      Initial Cut-Off Date for the Initial
                                      Contracts and the Final Cut-Off Date for the Subsequent Contracts.

                                      As of the Initial Cut-Off Date, the
                                      Initial Contracts had the following
                                      characteristics:

                                      Weighted average annual
                                        percentage rate:                     _____ %
                                      Weighted average remaining term:       ______ months
                                      Contracts that allocate interest
                                        and principal by the rule of
                                        78's method or the actuarial
                                        method:                              ____% (by Aggregate Scheduled Balance)
                                      Contracts that allocate interest
                                        and principal by the simple
                                        interest method:                     ____% (by Aggregate Scheduled Balance)
                                      Contracts secured by new vehicles:     ____% (by Aggregate Scheduled Balance)
                                      Contracts secured by used vehicles:    ____% (by Aggregate Scheduled Balance)
                                      Contracts originated in California:*   ____% (by Aggregate Scheduled Balance)

                                      * As of the Initial Cut-Off Date, the
                                        aggregate Scheduled Balances of Initial
                                        Contracts originated in any single state other than California did not exceed ____% of the Aggregate Scheduled Balance.

                                      No Initial Contract has, and no Subsequent
                                      Contract will have, a scheduled maturity date later than ________________.

                                      Although the financial and other data for the Subsequent Contracts will differ somewhat from the descriptions of the Initial Contracts set forth above, the characteristics of the Contracts as a whole will not vary materially from the characteristics of the Initial Contracts. See "The Contracts" in this Prospectus Supplement and in the Prospectus.

DISTRIBUTION DATE...................  Interest and principal on the Certificates will be distributable on the 15th day of
                                      each month. If the 15th day of a month is
                                      not a business day, then the distribution
                                      for that month will be made on
                                      the next succeeding business day. The
                                      first distribution will be due on
                                      ______________.

TERMS OF THE CERTIFICATES:

   A.  INTEREST.....................  Pass-Through Rate:  ____% per annum.

                                      We will distribute interest (the "INTEREST
                                      DISTRIBUTION") on the Certificates
                                      monthly, as described under "THE
                                      CERTIFICATES AND THE AGREEMENT --
                                      Distributions of Principal and Interest".

   B.  PRINCIPAL....................  We will distribute principal (the
                                      "PRINCIPAL DISTRIBUTION") on the
                                      Certificates monthly, as described under
                                      "THE CERTIFICATES AND THE AGREEMENT--
                                      Distributions of Principal and Interest".
                                      The Trust must pay the outstanding
                                      principal amount of the Certificates, to the extent not previously paid, by the Distribution Date occurring in ______________. This date is referred to in this Prospectus Supplement as the "FINAL DISTRIBUTION DATE").

   C.  OPTIONAL TERMINATION.........  The Servicer may, but is not obligated to, purchase all of the Contracts on any
                                      Distribution Date on which the principal balance of the Contracts has declined to 10% or less of the Aggregate Scheduled Balance of the Contracts as of the applicable Cut-Off Date. If the Servicer exercises this purchase option, all of the Certificates then outstanding will be prepaid. See "The Certificates and the Agreement-- Optional Redemption" in this Prospectus Supplement and "Description of the Transfer and Servicing Agreements-- Repurchase of Contracts" in the Prospectus.

THE INSURANCE POLICY................  On the Closing Date, [Insurer] will issue an insurance policy in favor of the
                                      Trustee, for the benefit of the
                                      Certificateholders. [Insurer] is referred to in this Prospectus Supplement as the "INSURER"); the insurance policy issued by the Insurer is referred to as the "POLICY", and the insurance agreement pursuant to which the Policy is issued is referred to as the "INSURANCE AGREEMENT". Further, the Policy is a "Security Insurance Policy" as referred to in the Prospectus.

                                      Pursuant to the Policy, the Insurer will unconditionally and irrevocably guarantee timely payment of the Interest Distribution and Principal Distribution on each Distribution Date as described under "The Certificates and the Agreement -- The Financial Guarantee Insurance Policy" in this Prospectus Supplement. The Insurer's obligations under the Policy will be discharged to the extent that amounts due under the Policy are received by the Trustee, whether or not such amounts are properly applied by the Trustee.

                                      For a description of the Insurer, see
                                      "Description of the Insurer" in this
                                      Prospectus Supplement".

SERVICING FEE.......................  The Servicer will be responsible for managing, administering, servicing, and
                                      collecting on the Contracts. As
                                      compensation for its services, the
                                      Servicer will receive a monthly fee (the
                                      "SERVICING FEE") and other amounts, as
                                      described in this Prospectus Supplement
                                      under "The Certificates and the Agreement
                                      - Servicing Fee".

FEDERAL INCOME TAX
STATUS..............................  In the opinion of Andrews & Kurth
                                      L.L.P.,for federal income tax purposes,
                                      the Trust will be treated as a grantor
                                      trust and will not be subject to federal income tax. You will be required to report your pro rata share of all income earned on the Contracts (other than amounts, if any, treated as "stripped coupons") and, subject to certain limitations in the case of individuals, trusts, or estates, you may deduct your pro rata share of reasonable servicing and other fees. See "Certain Federal Income Tax Consequences" in the Prospectus for additional information concerning the application of federal income tax laws to the Trust and the Certificates.

ERISA CONSIDERATIONS................  Subject to the considerations discussed under "ERISA Considerations" in this
                                      Prospectus Supplement and in the
                                      Prospectus, the Certificates are eligible for purchase by employee benefit plans that are subject to ERISA. See "ERISA Considerations" in this Prospectus Supplement and in the Prospectus.

RATING..............................  At the Closing Date, Standard & Poor's
                                      Ratings Services, a division of The
                                      McGraw-Hill Companies, Inc., and Moody's
                                      Investors Service, Inc. will rate the
                                      Certificates in the highest rating
                                      category for such securities. The ratings of the Certificates will be based substantially on the issuance of the Policy by the Insurer. See "Risk Factors-- Rating" in this Prospectus Supplement.

REGISTRATION OF THE CERTIFICATES....  Initially, the Certificates will be in the form of one or more certificates
                                      registered in the name of Cede & Co., as the nominee of The Depository Trust Company. If you acquire an interest in the Certificates through The Depository Trust Company, you will not be entitled to receive a definitive security, except in the event that definitive securities are issued in certain limited circumstances. See "Description of the Securities -- Book-Entry Registration" and "-- Definitive Securities" in the Prospectus.

                                  RISK FACTORS

           You should consider the following risk factors (as well as the other factors described under the heading "Risk Factors" in the Prospectus) before deciding to purchase the Certificates.

LIMITED OPERATING HISTORY OF ONYX

           Onyx purchased the majority of the Contracts from dealers. Onyx, or a subsidiary of Onyx, originated the remainder of the Contracts. In the origination of Contracts, Onyx and its subsidiaries applied credit underwriting criteria established by Onyx. In February 1994, Onyx began its operations as a purchaser and servicer of motor vehicle retail installment sales contracts. Thus, Onyx has performance data for only a relatively short period with respect to the motor vehicle retail installment sales contracts it purchases and originates. As the portfolio of contracts purchased and originated by Onyx and its subsidiaries matures, delinquency percentages and loan losses may increase.

           As Onyx expands its operations in the United States, it must, among other things, continue to attract, retain and motivate qualified personnel, support and grow its auto lending and contract servicing business, maintain its existing relationships with automobile dealers, and develop new relationships with dealers.

           Onyx experienced operating losses from its inception through December 31, 1995. Onyx's operating losses and net income for the years ended December 31, 1994 through December 31, 1998, and for the ___ months ended ________, are set forth below:

    YEAR ENDED                   (OPERATING LOSS)/NET INCOME
December 31, 1994                        $(3.5 million)
December 31, 1995                         (3.2 million)
December 31, 1996                          6.1 million*
December 31, 1997                          1.3 million*
December 31, 1998                          6.1 million*
___ Months Ended                         __.__ million
-------------

* As required by the Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Second Edition," dated December 1998, and related guidance set forth in statements made by the staff of the Securities and Exchange Commission on December 8, 1998, Onyx has retroactively changed its practice of measuring and accounting for credit enhancement assets on its securitization transactions to the cash-out method from the cash-in method. As a result, Onyx, on January 26, 1999, announced a restatement of its financial statements for the years ended December 31, 1996 and 1997, and for the first three quarters of 1998. Onyx had previously reported net income of $7.7 million and $2.6 million for the years ended December 31, 1996 and 1997, respectively.

LIMITED LIQUIDITY

           There is currently no secondary market for the Certificates. Each of [Underwriters] currently intends to participate in making a secondary market in the Certificates, but neither is under any obligation to do so. We cannot assure you that a secondary market for the Certificates will develop. If a secondary market does develop, we cannot assure you that it will continue or that you will be able to resell your Certificates.

MATURITY AND PREPAYMENT CONSIDERATIONS

           Any full prepayments and repurchases of the Contracts can reduce the weighted average life of the Contracts and the aggregate interest received by the Certificateholders over the life of the Certificates. All full and partial prepayments on Simple Interest Contracts and all full prepayments on Precomputed Contracts will be paid to Certificateholders on the Distribution Date immediately following the calendar month in which such prepayments are received. Accordingly, such prepayments will shorten the average life of such Contracts, and, therefore, of the

Certificates. Partial prepayments on Precomputed Contracts are treated as payments in advance and, accordingly, will not affect the average life of the Contracts. The obligors can prepay the Contracts in full at any time without penalty. See "Maturity and Prepayment Considerations" in this Prospectus Supplement and in the Prospectus regarding the effects of prepayments on the weighted average life of the Contracts.

           The rate of distributions of principal on the Certificates depends primarily on the rate of payments (including prepayments) on the principal balance of the Contracts. As a result, final distribution on the Certificates could occur significantly earlier than the Final Distribution Date.

           Onyx cannot predict the actual prepayment rates that will occur on the Contracts in either stable or changing interest rate environments. See "-- Limited Operating History of Onyx". Moreover, many other factors will affect the amount and timing of distributions of principal on the Certificates. The factors include:

           - the level of delinquencies, defaults and losses on the Contracts; and

           - the payment of any accelerated amounts on the Certificates following an event of default under the Agreement.

You will bear all the reinvestment risks relating to prepayments on the Contracts and resulting from distributions of principal on the Certificates. Such reinvestment risks include the possibility that you may not be able to reinvest such distributions of principal in alternative comparable investments having similar yields. See "Maturity and Prepayment Considerations" in this Prospectus Supplement and in the Prospectus.

GEOGRAPHIC CONCENTRATION

           Economic conditions in the states where the obligors under the Contracts live and work may affect the delinquency, loan loss and repossession experience of the Trust with respect to the Contracts. Initial Contracts representing approximately ______% of the Aggregate Scheduled Balance as of the Initial Cut-Off Date were originated in California. As of the Initial Cut-Off Date, the aggregate Scheduled Balances of Initial Contracts originated in any single state other than California did not exceed ______% of the Aggregate Scheduled Balance as of the Initial Cut-Off Date. The geographic concentration of all of the Contracts as of the Closing Date will be substantially similar to that of the Initial Contracts. Adverse economic conditions or other factors particularly affecting California or other states in which the Contracts are geographically concentrated might adversely affect the performance of the Contracts. See "The Contracts -- Geographic Concentration of the Initial Contracts" in this Prospectus Supplement.

LIMITED ASSETS

           The Trust does not have, nor is it permitted or expected to have, any significant assets or sources of funds other than the Contracts. You must rely upon payments on the Contracts and payments of claims made under the Policy for repayment of the Certificates.

           The Policy will guarantee Interest Distributions and Principal Distributions on each Distribution Date. However, if the Insurer defaults in its obligations under the Policy, the Trust will have to depend solely on collections on the Contracts to make distributions then due on the Certificates. See "Description of the Insurer" and "The Certificates and the Agreement -- The Financial Guarantee Insurance Policy" in this Prospectus Supplement.

RATING

           As of the Closing Date, the Certificates will be rated "AAA" by Standard & Poor's and "Aaa" by Moody's. A security rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time by the assigning rating agency. Any rating agency rating the Certificates may lower or withdraw its rating if, in the sole judgment of the rating agency, circumstances in the future so warrant. For example, the downgrading of the rating of the Insurer may affect the ratings on the Certificates. We cannot predict with certainty what effect any revision or withdrawal of a rating of the Certificates may have on the liquidity or market value of the Certificates. The ratings of the Certificates address the likelihood of timely payment of scheduled Interest Distribution and

Principal Distribution, which are guaranteed by the Insurer pursuant to the Policy. The ratings of the Certificates are substantially based on the issuance of the Policy by the Insurer, and are dependent on the rating of the Insurer. See "Description of the Insurer" in this Prospectus Supplement for a description of the Insurer's rating.

RISKS RELATING TO YEAR 2000 ISSUES

           Historically, many information technology systems were developed to recognize the year as a two-digit number, with the digits "00" being recognized as the year 1900. The year 2000 presents a number of potential problems for such systems, including potentially significant processing errors or failures. You could be adversely affected if the information technology systems of the Servicer are not fully year 2000 compliant and that non-compliance disrupts the collection or distribution of collections on the Contracts.

           Onyx has developed and is in the midst of executing a comprehensive plan designed to address the "year 2000" issue for its in-house and third party information technology applications. Last year, Onyx completed a detailed risk assessment of its various in-house and third party computer systems, business applications and other affected systems, formulated a plan for specific remediation efforts and began certain of such remediation efforts. Onyx assembled survey data from third party vendors and certain other parties with which Onyx communicates electronically to determine the compliance efforts being undertaken by these parties and to assess Onyx's potential exposure to any non-compliant systems operated by these parties. Onyx completed its remediation efforts during the third quarter of 1999, and is currently testing its in-house and third party systems and applications.

           Onyx currently expects that its year 2000 testing will be completed during the fourth quarter of 1999. Onyx believes that it has an effective plan in place to resolve the year 2000 issue in a timely manner. As noted above, Onyx has not yet completed all necessary processes of its year 2000 plan. Onyx plans to continuously monitor the status of completion of its year 2000 plan and, based on such information, will develop contingency plans as necessary.

           With respect to the year 2000 problem, DTC has informed members of the financial community that it has developed and is implementing a program so that its systems, as they relate to timely payment of distributions, including principal and interest payments, to holders of Securities, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately on and after January 1, 2000. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

           However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to its participating organizations, through which you will hold your Certificates, as well as computer systems of third party service providers. DTC has informed the financial community that it is contacting and will continue to contact third party vendors from whom DTC acquires services to impress upon them the importance of those services being year 2000 compliant and to determine the extent of their efforts for year 2000 remediation, and, as appropriate, testing, of their services.

           In addition, DTC has stated that it is in the process of developing those contingency plans as it deems appropriate. If problems associated with the year 2000 problem were to occur with respect to DTC and the services described above, you could experience delays or shortfalls in payments due on the Certificates.

                                    THE TRUST

           Pursuant to the Agreement, the Seller will establish the Onyx Acceptance Grantor Trust 1999-__ (the "TRUST") by selling and assigning the following property to _____________ in its capacity as trustee of the Trust (the "TRUSTEE"):

           (i) the Contracts, all of which were purchased from the Seller and will be secured by financed vehicles,

           (ii)      certain documents relating to the Contracts,

           (iii) certain monies received with respect to the Contracts on or after the Cut-Off Date for such Contracts,

           (iv) security interests in the financed vehicles and the rights to receive proceeds from claims on certain insurance policies covering the financed vehicles or the individual obligors under each related Contract,

           (v) all amounts on deposit in the Collection Account, including all Eligible Investments credited thereto (but excluding any investment income from Eligible Investments credited to the Collection Account, which will be paid to the Servicer),

           (vi)      the benefits of the Policy issued by the Insurer,

           (vii) the right of the Seller to cause Onyx to repurchase certain Contracts under specified circumstances, and

           (viii) all proceeds of the foregoing (collectively, the ("TRUST PROPERTY").

In exchange for the Trust Property, the Trustee will execute and authenticate the Certificates. Each Certificate will represent a fractional undivided interest in the Trust.

           The Trust will be formed for this transaction pursuant to the Agreement and, prior to formation, will have had no assets or obligations. After formation, the Trust will not engage in any activity other than acquiring and holding the Contracts, issuing the Certificates, distributing payments thereon and as otherwise described herein and as provided in the Agreement. The Trust will not acquire any Motor Vehicle Contracts or assets other than the Trust Property described herein and will not have any need for additional capital resources.

                  THE ONYX PORTFOLIO OF MOTOR VEHICLE CONTRACTS

PURCHASE, ORIGINATION AND SERVICING OF MOTOR VEHICLE CONTRACTS

           Onyx's portfolio of retail installment sales contracts and installment loan agreements are secured by new and used automobiles, light-duty trucks and vans ("MOTOR VEHICLE CONTRACTS"). Motor Vehicle Contracts in Onyx's portfolio are purchased by Onyx from dealers that originate such contracts, purchased by a subsidiary of Onyx from other parties that originate such contracts, or originated by a subsidiary of Onyx. Substantially all of the Contracts have been purchased by Onyx from new and used car dealers unaffiliated with Onyx and the Seller, and a limited number of the Contracts have been purchased or originated by subsidiaries of Onyx. At ______, 199__, Onyx had agreements with approximately ___ dealers, of which approximately ___% are franchised new car dealerships and approximately ___% are independent used car dealerships. All of the Contracts will have been sold to the Seller and then to the Trust. See "The Onyx Portfolio of Motor Vehicle Contracts -- Purchase and Origination of Motor Vehicle Contracts" in the Prospectus.

           Onyx, together with its subsidiaries, had acquired or originated Motor Vehicle Contracts totaling approximately $___ billion from commencement of operations through _________. As of _________, Onyx had amassed a servicing portfolio of approximately $___ billion. As of _______, approximately ____% of Onyx's servicing portfolio consisted of retail installment sale contracts and installment loan agreements secured by used motor vehicles, and ___% secured by new motor vehicles. As of ________, Onyx had total assets of approximately $____ million and stockholder's equity of $___ million.

DELINQUENCY AND LOAN LOSS INFORMATION

           The following tables set forth information with respect to the experience of Onyx relating to delinquencies, loan losses and recoveries for the portfolio of Motor Vehicle Contracts owned and serviced by Onyx on an annual basis commencing December 31, 1996. The tables include delinquency information relating to those Motor Vehicle

Contracts that were purchased, originated, sold and serviced by Onyx. All of the Motor Vehicle Contracts were originally purchased by Onyx from dealers, or purchased or originated by a subsidiary of Onyx, in accordance with credit underwriting criteria established by Onyx. In February 1994, Onyx commenced its operations as a purchaser and servicer of motor vehicle retail installment sales contracts. Thus, Onyx has historical performance for only a limited time period with respect to the Motor Vehicle Contracts it purchases and originates and thus delinquencies and loan losses may increase from existing levels in the portfolio with the passage of time. Delinquency and loan loss experience may be influenced by a variety of economic, social and other factors. See "Risk Factors" herein and in the Prospectus.

           With the continued expansion of Onyx in the eastern United States and the significant growth in Onyx's existing branches, Onyx undertook a project to centralize and improve its servicing and collection process. Onyx believes that a centralized group is efficient and effective, and assures that collection practices and policies are applied consistently throughout the company. Management continues to rely on the use of current technology such as predictive dialers utilizing an automated processing system for contacting delinquent borrowers. Onyx also has a payment system that allows electronic payment on delinquent accounts to be applied the same day as payment is sent or initiated by the borrower.

         DELINQUENCY EXPERIENCE OF ONYX MOTOR VEHICLE CONTRACT PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                AT DECEMBER 31,       AT DECEMBER 31,         AT DECEMBER 31,
                                     1996                  1997                    1998
                              ------------------    ------------------    ---------------------
                               AMOUNT        NO      AMOUNT       NO        AMOUNT        NO
                              --------    ------    --------    ------    ----------    -------
Servicing portfolio ........  $400,665    38,275    $757,277    73,502    $1,345,961    131,862
Delinquencies
  30-59 Days(1)(2) .........  $  5,022       478    $ 11,902     1,211    $   26,410      2,766
  60-89 Days(1)(2) .........  $  1,816       162    $  3,370       346    $    6,876        691
  90+ Days(1)(2) ...........  $  1,279       111    $  3,743       316    $    4,790        455
   Total Delinquencies as
   a Percent of Servicing
     Portfolio .............      2.03%     1.96%       2.51%     2.55%         2.83%      2.97%




                                   AT JUNE 30,              AT JUNE 30,
                                      1998                      1999
                               --------------------    ----------------------
                                AMOUNT         NO         AMOUNT         NO
                               ----------    ------    ----------    --------
Servicing portfolio ........   $1,009,246    98,918    $1,729,338    169,309
Delinquencies
  30-59 Days(1)(2) .........   $    9,041       921    $   21,800      2,294
  60-89 Days(1)(2) .........   $    2,473       244    $    7,891        783
  90+ Days(1)(2) ...........   $    3,552       332    $    7,130        673
   Total Delinquencies as
   a Percent of Servicing
     Portfolio .............         1.49%     1.51%         2.13%      2.21%


(1) Delinquencies include principal amounts only, net of repossessed inventory. Repossessed inventory as a percent of the servicing portfolio was 0.48%, 1.17% and 0.62% at December 31, 1996, 1997 and 1998, respectively, and 0.73% And 0.65%% at June 30, 1998 and 1999,
           respectively.

(2) The period of delinquency is based on the number of days payments are contractually past due.

          LOAN LOSS EXPERIENCE OF ONYX MOTOR VEHICLE CONTRACT PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                             ----------------------------------    ------------------------
                                               1996        1997          1998          1998          1999
                                             --------    --------    ----------    ----------    ----------
Number of Motor Vehicle Contracts
Outstanding ..............................     38,275      73,502       131,862        98,918       169,309
Period end outstanding ...................   $400,665    $757,277    $1,345,961    $1,009,246    $1,729,338
Average outstanding ......................   $311,340    $563,343    $1,023,237    $  875,657    $1,532,269
Number of gross charge-offs ..............        987       2,161         3,761         1,756         2,862
Gross charge-offs ........................   $5,789.2    $13,076.1   $ 20,639.9    $  9,374.8    $ 15,101.8
Net charge-offs(1) .......................   $5,066.1    $11,433.9   $ 17,618.4    $  7,917.2    $ 13,174.9
Net charge-offs as a percent of average...
  outstanding ............................       1.63%       2.03%         1.72%         1.81%         1.72%


----------

(1) Net charge-offs are gross charge-offs minus recoveries on Motor Vehicle Contracts previously charged off.


                                  THE CONTRACTS

           All of the Contracts will have been purchased by the Seller from Onyx. Substantially all of the Contracts have been purchased by Onyx from new and used car dealers unaffiliated with Onyx or the Seller, and a limited number of Contracts will have been purchased or originated by subsidiaries of Onyx (each such subsidiary, a "SELLING SUBSIDIARY"). See "The Onyx Portfolio of Motor Vehicle Contracts" herein and in the Prospectus. Each of the Contracts in the Trust will be a fixed rate contract where the allocation of each payment between interest and principal is calculated using the rule of 78's, actuarial or the simple interest method. Approximately _______% of the Aggregate Scheduled Balance of the Initial Contracts as of the Initial Cut-Off Date allocate interest and principal in accordance with the rule of 78's or the actuarial method (the "PRECOMPUTED CONTRACTS"), and approximately ______% of the Aggregate Scheduled Balance of the Initial Contracts as of the Initial Cut-Off Date allocate interest in accordance with the simple interest method (the "SIMPLE INTEREST CONTRACTS"). See "The Contracts" in the Prospectus for a description of the rule of 78's method, the actuarial method and the simple interest method.

           The Contracts will have been selected from the Motor Vehicle Contracts in the portfolio of Onyx using the following criteria (the "ELIGIBILITY REQUIREMENTS"). No selection procedures will have been used with respect to the Contracts that are believed by Onyx or the Seller to be adverse to the Certificateholders or the Insurer. Initial Contracts representing approximately ______% of the Aggregate Scheduled Balance as of the Initial Cut-Off Date are secured by new vehicles, and Initial Contracts representing approximately ______% of the Aggregate Scheduled Balance as of the Initial Cut-Off Date are secured by used vehicles. The Seller may not substitute other Motor Vehicle Contracts for the Contracts at any time during the term of the Sale and Servicing Agreement.

           The Seller will represent that each Contract included in the Trust satisfies the following Eligibility Requirements:

           (a) Such Contract is secured by a new or used automobile, light-duty truck or van;

           (b) Such Contract has a remaining maturity as of the Cut-Off Date of not more than ___ months;

           (c) Such Contract has an original maturity of not more than ___months;

           (d) Such Contract is a fully-amortizing fixed rate contract which provides for level scheduled monthly payments determined on the basis of the rule of 78's, actuarial or the simple interest method (except for the last payment, which may be minimally different from the level payments);

           (e) Such Contract is secured by a vehicle that as of the Cut-Off Date has not been repossessed without reinstatement;

           (f) Such Contract has no payment more than ___ days past due as of the Cut-Off Date;

           (g) Such Contract has a remaining principal balance as of the Cut-Off Date of at least $___________; and

           (h) As of the Cut-Off Date, the Seller has not received notice that the related obligor has filed for bankruptcy.

           Set forth below is certain data concerning the Initial Contracts as of the Initial Cut-Off Date which had an Aggregate Scheduled Balance of $___________. Data concerning all of the Contracts (both the Initial Contracts and the Subsequent Contracts) will be available to purchasers of the Securities at or before the initial delivery of the Securities and will be filed with the Securities and Exchange Commission on Form 8-K within 15 days after the initial delivery of the Securities. While the financial and other data for the Subsequent Contracts will differ somewhat from the data for the Initial Contracts, the characteristics of the Contracts as a whole will not vary materially from the characteristics of the Initial Contracts described below.

                      COMPOSITION OF THE INITIAL CONTRACTS

Aggregate principal balance...................................................                $___________
Number of contracts...........................................................                ___________
Average principal balance outstanding.........................................                $___________
Average original amount financed..............................................                $___________
Original amount financed (range)..............................................   ___________ To __________
weighted average apr..........................................................                      ______%
Apr (range)...................................................................           ______% To ______%
weighted average original term................................................                ___________
Original term (range).........................................................            ____ To ____ mos.
Weighted average remaining term...............................................                      ______
Remaining term (range)........................................................              ___ To ___ mos.

                  DISTRIBUTION BY APRs OF THE INITIAL CONTRACTS

                                         NUMBER
                                           OF              % OF
                                         INITIAL          INITIAL         PRINCIPAL         % OF AGGREGATE
          APR RANGE                     CONTRACTS        CONTRACTS         BALANCE         SCHEDULED BALANCE
          ---------                     ---------        ---------         -------         -----------------
 0.000% to 7.000%....................
 7.001% to 8.000%....................
 8.001% to 9.000%....................
 9.001% to 10.000%...................

10.001% to 11.000%...................
11.001% to 12.000%...................
12.001% to 13.000%...................
13.001% to 14.000%...................
14.001% to 15.000%...................
15.001% to 16.000%...................
16.001% to 17.000%...................
17.001% to 18.000%...................
18.001% to 19.000%...................
19.001% to 20.000%...................
20.001% to 21.000%...................
21.001% and OVER.....................

          TOTALS.....................                     100.00%*                               100.00%*

----------------
* Percentages may not add to 100% because of rounding.

                GEOGRAPHIC CONCENTRATION OF THE INITIAL CONTRACTS

                                                                                        % OF
                                 NUMBER           % OF                                AGGREGATE
                               OF INITIAL       INITIAL          PRINCIPAL            SCHEDULED
                               CONTRACTS       CONTRACTS          BALANCE              BALANCE
Arizona.....................
California..................
Colorado....................
Connecticut.................
Delaware....................
District of Columbia........
Florida.....................
Georgia.....................
Idaho.......................
Illinois....................
Indiana.....................
Iowa........................
Kansas......................
Kentucky....................
Massachusetts...............
Michigan....................
Minnesota...................
Mississippi.................
Missouri....................
Montana.....................
Nevada......................
New Jersey..................
New Mexico..................
New York....................
North Carolina..............
Ohio........................
Oklahoma....................
Oregon......................
South Carolina..............
Tennessee...................
Texas.......................
Utah........................
Virginia....................
Washington..................
Wisconsin...................

          Totals............                   100.00%*                                   100.00%*

----------------
* Percentages may not add to 100% because of rounding.


                     MATURITY AND PREPAYMENT CONSIDERATIONS

           The Contracts are or will be prepayable in full by the obligors at any time without penalty. See "Maturity and Prepayment Considerations" in the Prospectus regarding the effects of prepayments on the weighted average life of the Contracts. As the rate of distribution of principal of the Certificates depends primarily on the rate of payment (including prepayments) of the principal of the Contracts, final distribution of the Certificates is expected to occur earlier, and could occur significantly earlier, than the Final Distribution Date for the Certificates.

           Onyx can make no prediction as to the actual prepayment rates that will be experienced on the Contracts in either stable or changing interest rate environments. In addition, the rate of distributions of principal of the

Certificates will be affected by the incidence of delinquencies, defaults and losses and by any accelerated payments made on the Certificates following an Event of Default under the Agreement. See "Risk Factors -- Maturity and Prepayment Considerations" herein.

                              YIELD CONSIDERATIONS

           Interest due will be passed through on each Distribution Date in an amount equal to the product of one-twelfth of the Pass-Through Rate and the Pool Balance as of the end of the Collection Period preceding the related Collection Period (or the Aggregate Scheduled Balance of the Contracts as of the applicable Cut-Off Date, in the case of the first Distribution Date). In the event of a principal prepayment on a Contract during a Collection Period, Certificateholders will receive interest for the full month on the related Distribution Date. See "The Certificates and the Agreement -- Distributions of Principal and Interest" herein.

           Although the Contracts have different APRs, the yield on each individual Contract, using the Recomputed Yield for Rule of 78's Contracts, will equal or exceed ____%. Therefore, disproportionate rates of prepayments between Contracts with higher and lower APRs will not affect the yield to Certificateholders.

                                 USE OF PROCEEDS

           The net proceeds of the initial sale of Certificates will be used by the Trust to purchase the Contracts from the Seller pursuant to the Agreement and to fund the deposits in the certain collateral accounts maintained for the benefit of the Certificateholders and the Insurer. The net proceeds to be received by the Seller from the sale of the Contracts to the Trust will be used by the Seller to repay certain indebtedness incurred, or to pay other amounts owed, in connection with its acquisition of the Contracts and to pay certain other expenses in connection with the pooling of the Contracts and the issuance of the Certificates.

                       THE CERTIFICATES AND THE AGREEMENT

           The Certificates will be issued pursuant to the Agreement, a form of which will be filed with the Securities and Exchange Commission following the issuance of the Certificates. The following summaries of certain provisions of the Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Agreement. Where particular provisions of or terms used in the Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summaries.

GENERAL

           The Certificates of each class will be offered for purchase in minimum denominations of $1,000 and integral multiples thereof, except that one Certificate may be issued in a denomination that includes any residual portion of the Aggregate Scheduled Balance of the Contracts as of the applicable Cut-Off Date. Each Certificate will rank pari passu with each other Certificate. Persons acquiring beneficial ownership interests in the Certificates will hold their Certificates through The Depository Trust Company ("DTC") in the United States, or Cedelbank or Euroclear in Europe, if they are participants of such systems, or individually through organizations which are participants in such systems. The Certificates will initially be represented by one or more Certificates registered in the name of Cede & Co. ("CEDE"), as nominee of DTC, except as set forth below. The interests of holders of beneficial interests in the Certificates (each a "CERTIFICATE OWNER") will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The Seller has been informed by DTC that DTC's nominee will be Cede. Accordingly, Cede is expected to be the holder of record of the Certificates. Unless and until Definitive Certificates are issued under the limited circumstances described herein, no Certificate Owner will be entitled to receive a certificate representing such person's interest in the Certificates. All references herein to actions by Certificateholders shall refer to actions taken by DTC upon instructions from its participating organizations and all references herein to distributions, notices, reports and statements to Certificateholders shall refer to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Certificates, as the case may be, for distribution to Certificate Owners in accordance with DTC procedures. See "Description of the Securities - Book-Entry Registration" and "- Definitive Securities" in the Prospectus.

INITIAL CERTIFICATE BALANCE

           The initial principal balance of the Certificates is approximately equal to $_________________, the aggregate principal balance of the Contracts as of the Cut-Off Date calculated in accordance with the Rule of 78's Method, the Actuarial Method or the Simple Interest Method. The term "CUT-OFF DATE SCHEDULED BALANCE" means, with respect to each Contract, the principal balance thereof as of the Cut-Off Date, in each case calculated in accordance with the Rule of 78's Method, the Actuarial Method or the Simple Interest Method. See "The Contracts" herein and in the Prospectus.

DISTRIBUTIONS OF PRINCIPAL AND INTEREST

           On each Distribution Date, monthly interest (the "INTEREST DISTRIBUTION") in an amount equal to the product of one-twelfth of the Pass-Through Rate and the Pool Balance as of the end of the Collection Period preceding the related Collection Period will be distributed on a pro rata basis to the Certificateholders of record as of the related Record Date; provided that the Interest Distribution with respect to the first Distribution Date will include an additional $____ per $1,000 of initial principal balance of the Certificates. The "POOL BALANCE" as of any date is the Aggregate Scheduled Balance of the Contracts as of such date, excluding those Contracts which as of such date have become Liquidated Contracts or have been repurchased by the Seller or purchased by the Servicer. Interest will be paid to the extent of the portion of the Pool Balance represented by Contracts, from collections received on the Contracts on deposit in the Collection Account or previously collected and available for distribution. A "COLLECTION PERIOD" with respect to a Distribution Date will be the calendar month preceding the month in which such Distribution Date occurs; provided, that with respect to Liquidated Contracts the Collection Period will be the period from but excluding the sixth business day preceding the immediately preceding Distribution Date to and including the sixth business day preceding such Distribution Date. With respect to the first Distribution Date the Collection Period for Liquidated Contracts will be the period from and including the Cut-Off Date to and including the sixth business day preceding such first Distribution Date. Each Interest Distribution will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

           Unless and until Definitive Certificates have been issued, distributions on each Distribution Date will be made through the facilities of DTC and the related "RECORD DATE" will be the business day prior to such Distribution Date. If Definitive Certificates are issued, the related Record Date will be the last day of the calendar month preceding such Distribution Date. The final distribution of principal of and interest on each Certificate will be made only upon presentation and surrender of such Certificate on or after the Final Distribution Date (or such earlier termination date as is provided by the Agreement) at the office or agency of the Trustee maintained for that purpose.

           On each Distribution Date, the Principal Distribution for the related Collection Period will be passed through to the Certificateholders. The "PRINCIPAL DISTRIBUTION" on any Distribution Date is the Aggregate Scheduled Balance Decline for such Distribution Date. The Principal Distribution on the Final Distribution Date will include the Aggregate Scheduled Balance of all Contracts that are outstanding at the end of the Collection Period immediately prior to the Final Distribution Date. The "AGGREGATE SCHEDULED BALANCE DECLINE" for any Distribution Date will be the amount by which the Aggregate Scheduled Balance of the Contracts as of the beginning of the related Collection Period exceeds the Aggregate Scheduled Balance of such Contracts as of the end of the related Collection Period. The "AGGREGATE SCHEDULED BALANCE" of the Contracts is the sum of the Scheduled Balances of each Contract. The "SCHEDULED BALANCE" of a Contract is determined as follows:

           (i) The Scheduled Balance for a Rule of 78's Contract at any date is equal to the Cut-Off Date Scheduled Balance of such Contract reduced by the portion of each scheduled payment of principal and interest due on such Contract (the "MONTHLY P&I") paid on or prior to the date of calculation that is allocable to principal under the Recomputed Actuarial Method;

           (ii) The Scheduled Balance for an Actuarial Contract at any date is equal to the Cut-Off Date Scheduled Balance of such Contract reduced by the portion of Monthly P&I paid on or prior to the date of calculation that is allocable to principal under the Actuarial Method;

           (iii) The Scheduled Balance of a Simple Interest Contract at any date is equal to the Cut-Off Date Scheduled Balance of such Contract reduced by the portion of Monthly P&I paid on or prior to the date of calculation that is allocated to principal under the Simple Interest Method; and

           (iv) The Scheduled Balance of any Contract that is a Liquidated Contract or that has been purchased by the Servicer or repurchased by the Seller will equal zero.

A "LIQUIDATED CONTRACT" is a Contract that (a) is the subject of a Full Prepayment, (b) is a Defaulted Contract with respect to which Liquidation Proceeds constituting, in the Servicer's reasonable judgment, the final amounts recoverable have been received and deposited in the Collection Account, (c) is paid in full on or after its Maturity Date or (d) has been a Defaulted Contract for four or more Collection Periods and as to which Liquidation Proceeds have not been deposited in the Collection Account; provided, however, that in any event a Contract that is delinquent in the amount of five monthly installments of Monthly P&I at the end of a Collection Period is a Liquidated Contract. A "DEFAULTED CONTRACT" with respect to any Collection Period is a Contract (a) which is, at the end of such Collection Period, delinquent in the amount of two monthly installments of Monthly P&I or (b) with respect to which the related financed vehicle has been repossessed or repossession efforts with respect to the related financed vehicle have been commenced.

           The Monthly P&I for a Contract due on each Due Date is substantially equal for the term of the Contract. The Scheduled Balance of each Contract as of the Cut-Off Date, which will be treated as being equal to the Cut-Off Date Scheduled Balance, will be set forth in a schedule to the Agreement. The yield of each Contract (using the Recomputed Yield for Rule of 78's Contracts) will at least equal ____%.

           At the issuance of the Certificates, the initial aggregate principal amount of the Certificates will be approximately equal to the sum of the Aggregate Scheduled Balance of all the Contracts as of the Cut-Off Date.

OPTIONAL REDEMPTION

           In order to avoid excessive administrative expense, the Servicer is permitted at its option to purchase the remaining Contracts from the Trust on any Distribution Date as of which the Pool Balance (after giving effect to the Principal Distribution otherwise to be made on such Distribution Date) has declined to 10% or less of the Aggregate Scheduled Balance of the Contracts as of the applicable Cut-Off Date at a price equal to the Aggregate Scheduled Balance of such Contracts on the date of repurchase plus accrued interest on the Contracts and all amounts due to the Insurer under the Insurance Agreement. The Trustee will give written notice of termination to each Certificateholder of record. The final payment to any Certificateholder will be made only upon surrender and cancellation of such Certificateholder's Certificate at an office or agency of the Trustee specified in the notice of termination. Any funds remaining in the Trust, after the Trustee has taken certain measures to locate a Certificateholder and such measures have failed, will be distributed to a charity designated by the Servicer.

THE FINANCIAL GUARANTEE INSURANCE POLICY

           If on the fifth business day prior to any Distribution Date the amount on deposit in the Collection Account after giving effect to all amounts deposited to or payable from the Payahead Account with respect to such Distribution Date, is less than the sum of the Servicing Fee, the Principal Distribution and Interest Distribution for such Distribution Date, the Trustee, by delivering a notice in accordance with the Policy shall demand payment under the Policy in an amount equal to such deficiency. The Insurer shall pay or cause to be paid such amount to the Trustee for credit to the Collection Account. The Trustee shall withdraw from the Collection Account and shall pay such amount to the Certificateholders on the related Distribution Date.

           If on the business day preceding the Final Distribution Date, any principal amount of Certificates is still outstanding, then the Trustee shall demand payment on the Policy in an amount equal to the amount by which the outstanding principal amount of the Certificates, plus interest thereon at the Pass-Through Rate, exceeds the amount on deposit in the Collection Account which is available for distribution on the Final Distribution Date. The Insurer shall pay or cause to be paid such amount to the Trustee pursuant to the Trustee's instructions for credit to the Collection Account and on the Final Distribution Date, the Trustee shall withdraw from the Collection Account and shall pay such amount to the Certificateholders.

SALE AND ASSIGNMENT OF THE CONTRACTS

           At the time of issuance of the Certificates, the Seller will sell and assign to the Trustee, without recourse, the Seller's entire interest in the Contracts and the proceeds thereof, including its security interests in the financed vehicles. Each Contract will be identified in a schedule appearing as an exhibit to the Agreement. The Trustee will, concurrently with such sale and assignment, execute, authenticate and deliver the Certificates to [Underwriters] against payment to the Seller of the net purchase price of the sale of the Certificates. Pursuant to the applicable respective Purchase Agreements, prior to sale of the Contracts to the Trustee and the issuance of the Certificates, Onyx and each Selling Subsidiary will sell and assign to the Seller Onyx's and such Selling Subsidiaries' entire interest in the Contracts. See "Description of the Transfer and Servicing Agreements -- Sale and Assignment of the Contracts" in the Prospectus.

DISTRIBUTIONS

           Subject to the last sentence of this paragraph, distributions on the Certificates generally will be made on each Distribution Date by the Paying Agent out of net collections on the Contracts (exclusive of amounts representing payments due in the Collection Period in which such Distribution Date occurs and any future Collection Periods) for the Collection Period preceding such Distribution Date plus amounts payable from the Payahead Account. Such amount will be applied, first, to the Servicer in payment of the Servicing Fee,

           second, to payment of the Interest Distribution and the Principal Distribution to the Certificateholders on such Distribution Date in accordance with the Agreement,

           third, to the Insurer, the premium for the Policy, and

           fourth, any balance shall be distributed to a separate spread account trust to be applied in accordance with the spread account trust agreement and the Insurance Agreement, which provide that to the extent funds are not required to reimburse the Insurer for draws on the Policy, to satisfy obligations owing to the Insurer or to reserve against the possibility of future draws, amounts remaining shall be released to the beneficiaries of the spread account trust.


Any amounts distributed pursuant to clause fourth above will not be available to make distributions to the Certificate-holders on the current or any future Distribution Date. Under the Policy, the Insurer is obligated to provide for payment to the Trustee on each Distribution Date of the amount, if any, by which the amount available for distribution from the net collections on Contracts and amounts payable from the Payahead Account, is less than the sum of the Servicing Fee, the Interest Distribution and the Principal Distribution due to the Certificateholders for such Distribution Date. In addition, on the Final Distribution Date, to the extent the amount on deposit and available in the Collection Account, including amounts payable from the Payahead Account, is less than all remaining unpaid interest and principal on the Certificates, the Insurer is obligated to pay under the Policy or cause to be paid the amount of such shortfall. In addition, on the Final Distribution Date, to the extent the amount on deposit and available in the Collection Account, including from the Payahead Account, is less than all remaining unpaid interest and principal on the Certificates, the Insurer is obligated to pay under the Policy or cause to be paid the amount of such shortfall. See "--Distributions of Principal and Interest" herein.

SERVICING FEE

           The Servicer will be entitled to compensation for the performance of its obligations under the Agreement. The Servicer shall be entitled to receive on each Distribution Date an amount equal to the product of one-twelfth of ____% per annum multiplied by the Pool Balance as of the end of the Collection Period preceding the related Collection Period. As additional compensation, the Servicer or its designee shall be entitled to retain all late payment charges, extension fees and similar items paid in respect of the Contracts. The Servicer or its designee will also receive as servicing compensation reinvestment earnings on Eligible Investments and the amount, if any, by which the outstanding principal balance of a Precomputed Contract that is subject to a Full Prepayment exceeds the Scheduled Balance of such Contract. The Servicer shall pay all expenses incurred by it in connection with its servicing activities under the Agreement and shall not be entitled to reimbursement of such expenses except to the extent they constitute Liquidation Expenses or expenses recoverable under an applicable insurance policy.

WAIVERS AND EXTENSIONS

           The Agreement requires the Servicer to use its best efforts to collect all payments called for under the terms and provisions of the Contracts. The Servicer, consistent with the foregoing, will be permitted, in its discretion, to waive certain changes and grant extensions as described under "Description of the Transfer and Servicing Agreements -- Waivers and Extensions" in the Prospectus. The maturity date of a Contract, however, may not be extended more than ____ days past the originally scheduled maturity date, and in no event beyond the Final Distribution Date.

STATEMENTS TO CERTIFICATEHOLDERS

           On each Distribution Date, the Trustee will include with each distribution to each Certificateholder the Distribution Date Statement setting forth for such Distribution Date the information described under "Description of the Securities -- Statements to Securityholders" in the Prospectus and the amount, if any, required from the Insurer pursuant to the Policy to pay any shortfall in the amount available in the Collection Account for payment.

CERTAIN MATTERS RELATING TO THE INSURER

           Notwithstanding any provision in the Prospectus to the contrary, in the event an Insurer Default shall have occurred and be continuing, the Insurer shall not have the right to take any action under the Agreement, to terminate the Servicer, or to control or direct the actions of the Seller, the Servicer or the Trustee pursuant to the terms of the Agreement, nor shall the consent of the Insurer be required with respect to any action (or waiver of a right to take action) to be taken by the Seller, the Servicer, the Trustee or the Certificateholders; provided, that the consent of the Insurer shall be required at all times with respect to any amendment of the Agreement.

                           DESCRIPTION OF THE INSURER

           The Insurer is domiciled in the State of ________________ and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. State laws regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

           The consolidated financial statements of the Insurer and its subsidiaries as of December 31, 199__ and December 31, 199__ and for each of the three years in the period ended December 31, 199__, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of the Insurer for the year ended December 31, 199_ and the consolidated financial statements of the Insurer and its subsidiaries as of ___________________ and for the ______ month periods ended __________________
and __________________ included in the Quarterly Report on Form 10-Q of [Insurer] for the period ended ____________________, are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

           All financial statements of the Insurer and its subsidiaries included in documents filed by [Insurer] pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

           The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and generally accepted accounting principles ("GAAP"):

                                         SAP                                                       GAAP
                          ---------------------------------                                ----------------------------
                          December 31, 199                                                  December 31, 199
                          -----------------  --------------                                ------------------- --------
                              (Audited)       (Unaudited)                                    (Audited)       (Unaudited)
                                      (In Millions)                                                  (In Millions)
Admitted Assets...........                                     Assets...............
Liabilities...............                                     Liabilities..........
Capital                                                        Shareholder's
and Surplus...............                                     Equity...............

           Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 199__ year-end audited financial statements prepared in accordance with statutory accounting practices are available, without charge, from the Insurer. The address of the Insurer is ______________________________. The telephone number of the Insurer is _________________.

           The Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Insurer set forth under the heading "Description of the Insurer". Additionally, the Insurer makes no representation regarding the Securities or the advisability of investing in the Securities.

           THE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

           Moody's Investors Service, Inc. rates the financial strength of the Insurer "Aaa".

           Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., rates the financial strength of the Insurer "AAA".

           Fitch IBCA, Inc. (formerly known as Fitch Investors Service, L.P.) rates the financial strength of the Insurer "AAA".

           Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation of the significance of the above ratings may be obtained only from the applicable rating agency.

           The above ratings are not recommendations to buy, sell or hold the Securities and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Securities. The Insurer does not guarantee the market price of the Securities nor does it guarantee that the ratings on the Securities will not be revised or withdrawn.

                              ERISA CONSIDERATIONS

           Subject to the considerations set forth below and under "ERISA Considerations" in the Prospectus, the Certificates may be purchased by an employee benefit plan or an individual retirement account (a "BENEFIT PLAN") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "CODE"). A fiduciary of a Benefit Plan must determine that the purchase of a Certificate is consistent with its fiduciary duties under ERISA and does not result in a nonexempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code.

           The DOL has granted to [Underwriter] an administrative exemption (Prohibited Transaction Exemption __-__ (the "EXEMPTION")) from certain of the prohibited transaction rules of ERISA with respect to the initial purchase, the holding and the subsequent resale by Benefit Plans of certificates representing interests in asset backed pass-through trusts that consist of certain receivables, loans and other obligations that meet the conditions and requirements of the Exemption. On July 21, 1997, the DOL adopted an Amendment to Prohibited Transaction Exemptions (Prohibited Transaction Exemption 97-34) that modified the Exemption with respect to transactions, that utilize prefunding. The receivables covered by the Exemption include motor vehicle installment obligations such as the Contracts.

           Among the conditions that must be satisfied for the Exemption to apply to the acquisition by a Benefit Plan of the Certificates are the following:

                      (i) The acquisition of the Certificates by a Benefit Plan is on terms (including the price for the Certificates) that are at least as favorable to the Benefit Plan as they would be in an arm's-length transaction with an unrelated party.

                      (ii) The rights and interests evidenced by the Certificates acquired by the Benefit Plan are not subordinated to the rights and interests evidenced by other certificates of the Trust.

                      (iii) The Certificates acquired by the Benefit Plan have received a rating at the time of such acquisition that is in one of the three highest generic rating categories from Standard & Poor's, Moody's, Duff & Phelps Inc. or Fitch Investors Service, Inc.

                      (iv) The Trustee is not an affiliate of any member of the Restricted Group (as defined below).

                      (v) The sum of all payments made to the Underwriters in connection with the distribution of the Certificates represents not more than reasonable compensation for underwriting the Certificates. The sum of all payments made to and retained by the Seller pursuant to the sale of the Contracts to the Trust represents not more than the fair market value of such Contracts. The sum of all payments made to and retained by the Servicer represents not more than reasonable compensation for the Servicer's services under the Agreement and reimbursement of the Servicer's reasonable expenses in connection therewith.

                      (vi) The Benefit Plan investing in the Certificates is an "ACCREDITED INVESTOR" as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

                      (vii) The principal amount of obligations added to the Trust after the Closing Date does not exceed 25% of the principal balance of the Certificates being offered as of the Closing Date.

                      (viii) All such additional obligations meet the same terms and conditions for eligibility as the obligations originally included in the Trust (which terms and conditions have been approved by one of the above-named rating agencies) except that such terms and conditions may be modified with the prior approval of a rating agency or of a majority of the holders of the certificates offered.

                      (ix) The addition of the obligations during the funding period does not result in a ratings downgrade.

                      (x) The weighted average annual percentage rate of all obligations in the Trust at the end of the funding period is not more than 100 basis points lower than such weighted average as of the closing date.

                      (xi) The characteristics of the additional obligations are monitored by a third party credit enhancer or certificate insurer which is independent of the sponsor of the Trust, or an independent accountant delivers a letter (with copies to the relevant rating agencies, underwriters and trustee) stating that the characteristics of the additional obligations conform to the characteristics with respect thereto specified in the offering documents;

                      (xii) The funding period ends no later than 90 days after the Closing Date.

                      (xiii) Amounts on deposit in a prefunding account and/or related capitalized interest account are invested only in investments permitted by the relevant rating agencies that are (i) direct obligations of or fully guaranteed by the United States or any agency or instrumentality thereof or (ii) rated (or issued by an issuer rated) in one of the three highest generic rating categories by the relevant rating agencies.

           The Trust must also meet the following requirements:

                     (a) The corpus of the Trust must consist solely of assets of the type that have been included in other investment pools.

                     (b) Certificates in such other investment pools must have been rated in one of the three highest rating categories of Standard & Poor's, Moody's, Duff & Phelps Inc. or Fitch Investors Service, Inc. for at least one year prior to the Benefit Plan's acquisition of certificates.

                     (c) Certificates evidencing interests in such other investment pools must have been purchased by investors other than Benefit Plans for at least one year prior to any Benefit Plan's acquisition of certificates.

           The Exemption provides relief from certain self-dealing/conflict of interest prohibited transactions that may occur when the Benefit Plan fiduciary causes a Benefit Plan to acquire certificates in a trust in which the fiduciary (or his affiliate) is an obligor on the receivables held in the trust provided that, among other requirements:

                     (i) in the case of an acquisition in connection with the initial issuance of Certificates, at least 50% of each class of Certificates in which Benefit Plans have invested is acquired by persons independent of the Restricted Group and at least 50% of the aggregate interest in the trust is acquired by persons independent of the Restricted Group;

                     (ii) such fiduciary (or its affiliate) is an obligor with respect to 5% or less of the fair market value of the obligations contained in the trust;

                     (iii) the Benefit Plan's investment in Certificates does not exceed 25% of all of the Certificates outstanding at the time of the acquisition; and

                      (iv) immediately after the acquisition, no more than 25% of the assets of the Benefit Plan are invested in certificates representing an interest in one or more trusts containing assets sold or serviced by the same entity.

The Exemption does not apply to Plans sponsored by the Seller, the Underwriter, the Trustee, the Servicer, the Insurer, any obligor with respect to Contracts included in the Trust constituting more than 5% of the aggregate unamortized principal balance of the assets in the Trust, or any affiliate of such parties (the "RESTRICTED GROUP").

           The Seller believes that the Exemption will apply to the acquisition, holding and resale of the Certificates by a Benefit Plan and that all conditions of the Exemption other than those within the control of investors will be met. However, there can be no assurance that the DOL or the Internal Revenue Service will not take a contrary position, nor that such position will be sustained. One or more alternative exemptions may be available with respect to certain prohibited transactions to which the Exemption is not applicable, depending in part upon the type of Benefit Plan's fiduciary making the decision to acquire the Certificates and the circumstances under which such decision is made, including, but not limited to, (a) Prohibited Transactions Class Exemption ("PTCE") 91-38, regarding investments by bank collective investment funds or (b) PTCE 90-1, regarding investments by insurance company pooled separate accounts. Before purchasing the Certificates, a Benefit Plan's fiduciary should consult with its counsel to determine whether the conditions of the Exemption or any other exemption would be met. A purchaser of the Certificates should be aware, however, that even if the conditions specified in one or more exemptions are met, the scope of the relief provided by the applicable exemption or exemptions might not cover all acts that might be construed as prohibited transactions.

           As described above, the acquisition of a Certificate by a Benefit Plan could result in various unfavorable consequences for the Benefit Plan or its fiduciaries under the regulations unless one of the exceptions in the regulations or an exemption is available. See "ERISA Considerations" in the Prospectus.

           Prospective Benefit Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code, the applicability of the Exemption or any other exemptions, and the potential consequences of any purchase in their specific circumstances, prior to making an investment in a Certificate. Any Benefit Plan which acquires a beneficial ownership interest in Certificates will be deemed, by virtue of the acceptance and acquisition of such ownership interest, to have represented to the Seller and the Trustee that such Benefit Plan is an "ACCREDITED INVESTOR" for purposes of Rule 501(a)(1) of Regulation D under the Securities Act.

           A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Code Section 4975. However, such a governmental plan may be subject to federal, state or local law which is to a material extent similar to the provisions of ERISA or Code Section 4975. A fiduciary of a governmental plan should make its own determination as to the need for and availability of any exemptive relief under such laws.

                                  UNDERWRITING

           Subject to the terms and conditions set forth in the Underwriting Agreement dated _______________ between the Seller and the Underwriters named below (the "UNDERWRITERS"), the Seller has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of the Certificates set forth opposite its name in the table below:

                                                                             Principal
                                                                             Amount of
               UNDERWRITER                                                 Certificates
               -----------                                                 -----------
                                                                       $
                                                                       $
     Total............................................................ $
                                                                       =================

           The Seller has been advised by the Underwriters that they propose initially to offer the Certificates to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of ____% of the principal amount thereof.
The Underwriters may allow, and such dealers may reallow, a discount not in excess of ____% of the principal amount of the Certificates on sales to certain other dealers. After the initial public offering, the public offering price of the Certificates and such concession and discount may be changed. The Underwriters are obligated to purchase and pay for all of the Certificates if any Certificates are purchased. The Underwriters currently intend, but are not obligated, to make a market in the Certificates.

           During and after the offering, the Underwriters may purchase and sell the Certificates in the open market in transactions in the United States. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Certificates sold in the offering for their account may by reclaimed by the Underwriters if such Certificates are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Certificates, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

           The Seller and Onyx have agreed to indemnify the Underwriters against certain liabilities, including liabilities under applicable securities laws, or contribute to payments the Underwriters may be required to make in respect thereof.
                                  LEGAL MATTERS

           Certain matters with respect to the legality of the Certificates and with respect to the federal income tax matters discussed under "Certain Federal Income Tax Consequences" in the Prospectus will be passed upon for the Seller by Andrews & Kurth L.L.P., Dallas, Texas. Certain legal matters with respect to the Certificates will be passed upon for the Underwriters by ___________________________. Certain legal matters relating to the Policy will be passed upon for the Insurer by _________________________.

                                     EXPERTS

           The consolidated balance sheets of _____________________ and subsidiaries as of December 31, 199__ and 199__ and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 199__, incorporated by reference in this Prospectus Supplement, have been incorporated herein in reliance on the report of __________, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 INDEX OF TERMS

"accredited investor".................................................S-20, S-22
"Aggregate Scheduled Balance Decline".......................................S-15
"Aggregate Scheduled Balance"...............................................S-15
"Agreement"..................................................................S-1
"Benefit Plan"..............................................................S-19
"Cede"......................................................................S-14
"Certificate Owner".........................................................S-14
"Certificates"...............................................................S-1
"Closing Date"...............................................................S-1
"Code"......................................................................S-19
"Collection Period".........................................................S-15
"Contracts"..................................................................S-1
"Cut-Off Date"...............................................................S-2
"Defaulted Contract"........................................................S-16
"Distribution Date"..........................................................S-3
"DTC".......................................................................S-14
"Eligibility Requirements"..................................................S-10
"ERISA".....................................................................S-19
"Exemption".................................................................S-20
"Final Cut-Off Date".........................................................S-2
"Final Distribution Date"....................................................S-3
"Initial Contracts"..........................................................S-2
"Initial Cut-Off Date".......................................................S-2
"Insurance Agreement"........................................................S-3
"Insurer"....................................................................S-3
"Interest Distribution"................................................S-3, S-15
"Liquidated Contract".......................................................S-16
"Monthly P&I"...............................................................S-15
"Motor Vehicle Contracts"....................................................S-8
"Onyx".......................................................................S-1
"Policy".....................................................................S-3
"Pool Balance"..............................................................S-15
"Precomputed Contracts".....................................................S-10
"Principal Distribution"...............................................S-3, S-15
"PTCE"......................................................................S-21
"Record Date"...............................................................S-15
"Restricted Group"..........................................................S-21
"Scheduled Balance".........................................................S-15
"Seller".....................................................................S-1
"Selling Subsidiary"........................................................S-10
"Servicer"...................................................................S-1
"Servicing Fee"..............................................................S-4
"Subsequent Contracts".......................................................S-2
"Trust Property".............................................................S-8
"Trustee"....................................................................S-8
"Trust".................................................................S-2, S-8
"Underwriters"..............................................................S-22

                                                                         ANNEX I

          GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

           Except in certain limited circumstances, the globally offered Certificates (the "GLOBAL SECURITIES") will be available only in book-entry form. Investors in the Global Securities may hold such Global Securities through any of DTC, Cedelbank or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

           Secondary market trading between investors holding Global Securities through Cedelbank and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

           Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

           Secondary cross-market trading between Cedelbank or Euroclear and DTC Participants holding Global Securities will be effected on a delivery-against-payment basis through the respective Depositaries of Cedelbank and Euroclear (in such capacity) and DTC Participants.

           Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

           All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Cedelbank and Euroclear will hold positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as DTC Participants.

           Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to prior debt issues. Investors' securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

           Investors electing to hold their Global Securities through Cedelbank or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

           Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

           Trading between DTC Participants.

           Secondary trading between DTC Participants will be settled using the procedures applicable to book-entry securities in same-day funds.

           Trading between Cedelbank and/or Euroclear Participants.

           Secondary market trading between Cedelbank Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

           Trading between DTC seller and Cedelbank or Euroclear purchaser.

           When Global Securities are to be transferred from the account of a DTC Participant to the account of a Cedelbank Participant or a Euroclear Participant, the purchaser will send instructions to Cedelbank or Euroclear through a Cedelbank Participant or Euroclear Participant at least one business day prior to settlement. Cedelbank or

Euroclear, as applicable, will instruct its Depositary to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. Payment will then be made by such Depositary to the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the applicable clearing system and by the clearing system, in accordance with its usual procedures, to the Cedelbank Participant's or Euroclear Participant's account. The Global Securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Cedelbank or Euroclear cash debit will be valued instead as of the actual settlement date.

           Cedelbank Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Cedelbank or Euroclear until the Global Securities are credited to their accounts one day later.

           As an alternative, if Cedelbank or Euroclear has extended a line of credit to them, Cedelbank Participants or Euroclear Participants can elect not to pre-position funds and allow that credit line to be drawn upon to the finance settlement. Under this procedure, Cedelbank Participants and Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Cedelbank Participant's or Euroclear Participant's particular cost of funds.

           Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective Depositary for the benefit of Cedelbank Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participant a cross-market transaction will settle no differently than a draft between two DTC Participants.

           Trading between Cedelbank or Euroclear seller and DTC purchaser.

           Due to time zone differences in their favor, Cedelbank Participants and Euroclear Participants may employ their customary procedures for transaction in which Global Securities are to be transferred by the respective clearing systems, through their respective Depositaries, to a DTC Participant. The seller will send instructions to Cedelbank or Euroclear through a Cedelbank Participant or Euroclear Participant at least one business day prior to settlement. In these cases, Cedelbank or Euroclear will instruct their respective Depositaries, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. The payment will then be reflected in the account of the Cedelbank Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Cedelbank Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Cedelbank Participant or Euroclear Participant have a line of credit with its clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Cedelbank Participant's or Euroclear Participant's account would instead be valued as of the actual settlement date. Finally, day traders that use Cedelbank or Euroclear and that purchase Global Securities from DTC Participants for delivery to Cedelbank or Euroclear and that purchase Global Securities from DTC Participants for delivery to Cedelbank Participants or Euroclear Participants should note that there trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

                     (a) borrowing through Cedelbank or Euroclear for one day (until the purchase side of the day trade is reflected in their Cedelbank or Euroclear accounts) in accordance with the clearing system's customary procedures;

                     (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Cedelbank or Euroclear account in order to settle the sale side of the trade; or

                     (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Cedelbank Participant or Euroclear Participant.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

           A beneficial owner of Global Securities holding securities through Cedelbank or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

                     Exemption of non-U.S. Persons (Form W-8). Beneficial owners of Global Securities that are non- U.S. Persons generally can obtain a complete exemption from the withholding tax by filing a signed Form W-8 (Certificate of Foreign Status). If the information shown on Form W-8 changes, a new Form W-8 must be filed within 30 days of such change.

                     Exemption for non-U.S. Persons with effectively connected income (Form 4224). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States can obtain an exemption from the withholding tax by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

                     Exemption or reduced rate for non-U.S. Persons resident in treaty countries (Form 1001). Non- U.S. Persons that are beneficial owners of Global Securities residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed only by the beneficial owner of Global Securities or such owner's agent.

                      Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

                     U.S. Federal Income Tax Reporting Procedure. The beneficial owner of a Global Security or, in the case of a Form 1001 or a Form 4224 filer, such owner's agent, files by submitting the appropriate form to the person through whom it holds the security (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8 and Form 1001 are effective for three calendar years and Form 4224 is effective for one calendar year.

           The term "U.S. PERSON" means a citizen or resident of the United States, a corporation, a partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof (except, in the case of a partnership as otherwise provided by regulations), an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust. This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to foreign holders of the Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

================================================================================

           NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SELLER OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF A TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                                   PAGE
Available Information ............................        ii
Reports to Certificateholders ....................       iii
Summary of Terms .................................       S-1
Risk Factors .....................................       S-6
The Trust ........................................       S-9
The Onyx Portfolio of Motor Vehicle Contracts ....       S-9
the Contracts ....................................      S-11
Maturity and Prepayment Considerations ...........      S-14
Yield Considerations .............................      S-15
Use of Proceeds ..................................      S-15
The Certificates and the Agreement ...............      S-15
Description of the Insurer .......................      S-20
Erisa Considerations .............................      S-21
Underwriting .....................................      S-24
Legal Matters ....................................      S-25
Experts ..........................................      S-25
Index of Terms ...................................      S-26
Annex I ..........................................       I-1


PROSPECTUS                                              PAGE
Available Information ............................       iii
Incorporation of Certain Documents by Reference ..       iii
Summary of Terms .................................         2
Risk Factors .....................................         6
The Trusts .......................................         8
The Trustee ......................................         9
The Onyx Portfolio of Motor Vehicle Contracts ....         9
The Contracts ....................................        13
Prefunding Arrangements ..........................        14
Maturity and Prepayment Assumptions ..............        14
Pool Factor and Pool Information .................        15
Use of Proceeds ..................................        15
The Seller .......................................        15
The Servicer .....................................        16
Description of Securities ........................        17
Description of the Transfer and Servicing
  Agreements......................................        21
The Indenture ....................................        30
Certain Legal Aspects of the Contracts ...........        33
Certain Federal Income Tax Consequences ..........        37
Trusts for Which a Partnership Election is Made ..        38
Trusts Treated as Grantor Trusts .................        44
Certain State Tax Consequences With Respect
     to Trusts for Which a Partnership Election
     is Made ....................................         48
Erisa Considerations .............................        49
Plan of Distribution .............................        50
Legal Opinions ...................................        50
Index of Terms ...................................        51

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS
SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE
CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS
SUPPLEMENT AND PROSPECTUS. THIS DELIVERY REQUIREMENT IS
IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS AN
UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

================================================================================

                                   $----------


                                 ONYX ACCEPTANCE
                              GRANTOR TRUST 199_-_

                                 ____% AUTO LOAN
                           PASS-THROUGH CERTIFICATES,

                                  SERIES 199_-_

                                   [ONYX LOGO]

                     ONYX ACCEPTANCE FINANCIAL CORPORATION,

                                     Seller

                          ONYX ACCEPTANCE CORPORATION,

                                    Servicer

              ----------------------------------------------------

                   P R O S P E C T U S    S U P P L E M E N T

              ----------------------------------------------------


                                 [UNDERWRITERS]

                                     [DATE]